FT 3560

                                TRUST AGREEMENT

                              Dated: June 18, 2012

      The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, Effective December 9, 2003" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

      In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor and the FTPS Unit Servicing Agent agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

      Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

              IRONMARK STRATEGY PORTFOLIO, 3RD QUARTER 2012 SERIES

      The following special terms and conditions are hereby agreed to:

      A.  The  Securities  initially  deposited in the Trust pursuant to Section
2.01 of the Standard Terms and Conditions of Trust are set forth in the Schedules hereto.

      B. The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

      Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

      C. The Record Date shall be as set forth in the Prospectus under "Summary of Essential Information." The Trustee is authorized to make the payments specified in Part I of Section 3.05 on the last Business Day of each month.

      D. The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

      E. The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

      F. First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and FTP Services LLC's compensation as referred to in Section 3.16 of the Standard Terms and Conditions of Trust shall collectively be an annual fee in the amount of $.0060 per Unit.

      G. The Trustee's Compensation Rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0085 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. The Bank of New York Mellon, or any of its affiliates, may perform services in any capacity for any exchange traded fund, investment company, investment trust or other entity whose shares are held as an asset of the Trust, and The Bank of New York Mellon, as Trustee, shall be entitled to receive the foregoing compensation, without reduction, notwithstanding that The Bank of New York Mellon or an affiliate is receiving compensation for services to such exchange traded fund, investment company, investment trust or other entity. Without limiting the scope of the expenses for which the Trustee is entitled to reimbursement in accordance with
Section 6.04 of the Standard Terms and Conditions of Trust, the amounts receivable by the Trustee from the Trust shall include amounts charged by the Trustee or an affiliate in connection with custody of securities at any branch or affiliate of the Trustee located outside the United States.

      H. The Initial Date of Deposit for the Trust is June 18, 2012.

      I. There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

      J. The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 shall be 5,000 Units of the Trust. No in-kind distribution requests submitted during the 10 business days prior to the Trust's Mandatory Termination Date will be honored.

            K. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

                                    PART III

      A. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01 (13) shall be amended to delete the second sentence of such section and replace it with the following:

                 "The Percentage Ratio with respect to each Security in a Trust is that percentage derived by dividing the number of shares of such Security included in the initial deposit made pursuant to Section 2.01(a) by the total number of shares of all Securities included in such deposit."

      B. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.01(e) shall be amended to read as follows:

                 "The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission, in a book entry system operated by the Federal
      Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository."

      C. Section 2.01 of the Standard Terms and Conditions of Trust shall be amended to include the following section at the end of Section 2.01:

                 "(g) Notwithstanding anything to the contrary herein, subject to the requirements set forth in this Section 2.01(g) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

            (i) Prior to the Evaluation Time on such Business Day, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (which will be a precise replication of the then existing portfolio, as consistent with the provisions of
      Section 2.01(b)) and shall either (a) specify the quantity of additional Securities to be deposited by the Depositor on the settlement date for such subscription or (b) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

            (ii) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee the number of additional Units to be created.

            (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be purchased by the Trustee, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

            (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash, cash or Letter of Credit described above, deliver to, or assign in the name of or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee.

            (v) In the event the Depositor fails to take such action required by paragraph (iii) above, the Trustee shall, on the settlement date for such subscription, settle the securities transactions specified in the Subscription Notice.

            (vi) Neither the Trust nor Unit holders of the Trust will be responsible for any loss resulting from the failure of the Depositor to take such action required by paragraph (iii) above."

      D. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(e) shall be amended to read as follows:

                 "(e)  (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the Trust as set forth in section 7.04 hereof.

                 (2) To the extent permitted under the Investment Company Act of 1940 as evidenced by an opinion of counsel to the Depositor satisfactory to the Trustee or "no-action" letters or exemptive orders issued by the Securities and Exchange Commission or its staff, the Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) or an Eligible Securities Depository the Trust's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

              (A) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held with an Eligible Foreign Custodian in accordance with the foreign custody contract.

              (B) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

              (C) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR Section 270.17f-5), as now in effect or as such rule may be amended in the future ("Rule 17f-5"). The Trustee shall not delegate such duties.

              (D) The Trustee shall (i) provide the Depositor with an analysis of the custody risks associated with maintaining assets with an
         Eligible Securities Depository; (ii) monitor the custody risks associated with maintaining assets with the Eligible Securities Depository on a continuing basis and promptly notify the Depositor of any material change in such risks; and (iii) exercise reasonable care, prudence and diligence in performing the foregoing duties. The Depositor shall instruct the Trustee to take such action as the Depositor deems appropriate in response to a notification by the Trustee provided pursuant to (ii) in the preceding sentence.

              (E) The Trust's Prospectus shall contain such disclosure regarding foreign securities and foreign custody as is required for management investment companies by Forms N-1A and N-2. Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above.

              (F) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unit holders and the Securities and Exchange Commission at the Trustee's corporate trust office during its usual business hours."

      E. Section 4.05 shall be amended to add the following paragraph as the third paragraph of Section 4.05 of the Standard Terms and Conditions of Trust:


                 "The  Portfolio Supervisor may employ one or more sub-Portfolio
      Supervisors to assist in performing the services set forth in this Section
      4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof."

      F. Notwithstanding any provision to the contrary in the Standard Terms and Conditions of Trust, the Trustee may deem and treat the FTPS Unit Servicing Agent as the sole Unit holder of FTPS Units for all purposes of the Indenture and shall not be affected by any notice to the contrary.

      G. Section 1.01 of the Standard Terms and Conditions of Trust shall be amended to include the following:

                 "Section 1.01(31). "FTPS Unit" shall mean Units which are purchased through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC or for which FTP Services LLC is acting as FTPS Unit Servicing Agent.

            Section 1.01(32). "FTPS Unit Servicing Agent" shall mean FTP Services LLC or any successor FTPS Unit servicing agent appointed as hereinafter provided."

      H. Section 3.05.I. of the Standard Terms and Conditions of Trust shall be amended to include the following at the end of such section:

                 "(d) deduct from the Income account or, to the extent funds are not available in such Account, from the Capital Account and pay to the FTPS Unit Servicing Agent the amount that it is entitled to receive pursuant to Section 3.16."

      I. Article III of the Standard Terms and Conditions of Trust shall be amended to include the following section:

                 "Section 3.16. FTPS Unit Servicing Agent. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. ("FTPS Units"). (a) The FTPS Unit Servicing Agent shall perform all of the duties with respect to recordkeeping of FTPS Units and FTPS Unit holders, distributions, redemption of FTPS Units and communications to and with FTPS Unit holders listed below.

            (1) The FTPS Unit Servicing Agent shall keep proper books of record and account of all of the transactions in the FTPS Units of each Trust under this Indenture at its corporate office, including a record of the name and address of, and the FTPS Units issued by each Trust and held by, every FTPS Unit holder, and such books and records of each Trust shall be made available to the Trustee and the Depositor promptly upon request and open to inspection by any FTPS Unit holder of such Trust, with respect to such FTPS Unit holders transactions, at all reasonable times during usual business hours. Without limiting the foregoing, the FTPS Unit Servicing Agent shall make any records or documents described in Reg. 270.31(a)-1 under the Investment Company Act of 1940 available promptly to the Trustee and the Depositor upon request during usual business hours and will preserve such records and documents for the periods prescribed in Reg. 270.31(a)-2 thereunder.

            (2) The FTPS Unit Servicing Agent shall distribute on or shortly after the Distribution Dates specified in the Trust Agreement to each FTPS Unit holder of record on its books on the Record Date for each such Distribution Date specified in the Trust Agreement such FTPS Unit holder's distribution as computed under the Standard Terms and Conditions of Trust.

            (3) In connection with such distributions set forth above, the FTPS Unit Servicing Agent shall furnish a Distribution Statement to FTPS Unit holders of record on its books. The content and frequency of such Distribution Statements shall in no respect be less detailed or frequent than that specified in Section 3.06 of the Standard Terms and Conditions of Trust.

            (4) The FTPS Unit Servicing Agent shall transmit to each FTPS Unit holder of record any notice or other communication received from the Trustee and shall be solely responsible for soliciting and transmitting to the Trustee any notice required from FTPS Unit holders.

            (5) The FTPS Unit Servicing Agent shall be responsible for all tax reporting required from time to time by applicable law and regulations with respect to holders of FTPS Units, and reporting of cost basis in respect of the FTPS Units of such holders (including, without limitation, reporting required by Section 6045(g) of the Internal Revenue Code of 1986, as amended).

            (6) For purposes of permitting FTPS Unit holders to satisfy any reporting requirements of applicable federal or state tax law, the FTPS Unit Servicing Agent shall provide the Trustee with the name, address, number of FTPS Units held by, and such other information as requested by the Trustee, for every FTPS Unit holder so that the Trustee can transmit to any FTPS Unit holder of record on the FTPS Unit Servicing Agent's books any reports required to be distributed pursuant to Section 4.02 of the Standard Terms and Conditions of Trust. The Trustee may rely on the accuracy and completeness of the information (including any records or documents made available) provided to it by the FTPS Unit Servicing Agent and may accept such information without inquiry. Each of the Depositor and the FTPS Unit Servicing Agent hereby agree, jointly and severally, to indemnify the Trustee and hold Trustee harmless from and against any and all costs, expenses, penalties, damages, liabilities or claims including attorneys' and accountants' fees sustained or incurred by or asserted against the Trustee by reason of or as a result of any of the information provided to the Trustee by the FTPS Unit Servicing Agent being inaccurate or incomplete. This indemnity shall be a continuing obligation of each of the Depositor and the FTPS Unit Servicing Agent, and their successors and assigns, notwithstanding the termination of this Trust Agreement.

            (7) The FTPS Unit Servicing Agent shall distribute to redeeming FTPS Unit holders of record on its books redemption proceeds it receives pursuant to Section 5.02 of the Standard Terms and Conditions of Trust from the Trustee as the sole record owner of FTPS Units on the Trustee's books.

            (8) The FTPS Unit Servicing Agent shall distribute to FTPS Unit holders of record on its books a pro rata portion of termination proceeds it receives pursuant to Section 8.02 of the Standard Terms and Conditions of Trust from the Trustee as the sole record owner of FTPS Units on the Trustee's books.

            (9) In connection with such termination distributions set forth above, the FTPS Unit Servicing Agent shall furnish a Final Distribution Statement to FTPS Unit holders of record on its books. The content of such Final Distribution Statements shall in no respect be less detailed than that specified in Section 8.02 of the Standard Terms and Conditions of Trust.

            (10) As requested by the Depositor and/or the Trustee, the FTPS Unit Servicing Agent shall perform such other functions which, from time to time, are agreed upon by the parties hereto and which may give rise to additional fees.

            (b) As compensation for providing the services set forth herein, of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940, and to the extent that such services are in addition to, and do not duplicate, the services to be performed by the Trustee, FTP Services LLC shall receive, in arrears, against a statement or statements therefore submitted to the Trustee monthly or annually an aggregate annual fee in the per Unit amount set forth in Part II of the Trust Agreement for the Trust, calculated based on the largest number of Units outstanding during the calendar year, except during the initial offering period as determined in Section 4.01 of the Standard Terms and Conditions of Trust, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which FTP Services LLC provides services described herein during less than the whole of such year). Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received by FTP Services LLC for rendering the services described in this Section 3.16 and First Trust Advisors, L.P. for rendering the services described in Section 4.03 to unit investment trusts of which the Depositor is the sponsor in any calendar year exceed the aggregate cost to FTP Services LLC and First Trust Advisors L.P. of supplying such services in such year. Such compensation may, from time to time, be adjusted by the Depositor provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of an invoice therefore from FTP Services LLC, which shall constitute the representation by FTP Services LLC that the bookkeeping and administrative services for which compensation is claimed are properly compensable hereunder and that the aggregate cost incurred by FTP Services LLC of providing FTPS Unit shareholder servicing hereunder was not less than the compensation claimed, upon which representation the Trustee may conclusively rely. Such compensation shall be charged against the Income and/or Capital Accounts, in accordance with Section 3.05 of the Standard Terms and Conditions of Trust.

            If the cash balance in the Income and Capital Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.16, the Trustee shall have the power to sell (i) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.16.

            All moneys payable to the FTPS Unit Servicing Agent pursuant to this
      Section 3.16 shall be secured by a lien on the Trust prior to the interest of Unit holders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 of the Standard Terms and Conditions of Trust.

            (c) The FTPS Unit Servicing Agent shall be under no liability for any action taken in good faith on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document, whether or not of the same kind, prima facie properly executed, or for the disposition of moneys, pursuant to this Indenture, except by reason of its own negligence, lack of good faith or willful misconduct, provided that the FTPS Unit Servicing Agent shall not in any event be liable or responsible for any evaluation made by the Evaluator.

            (d) Except as the context otherwise requires, the FTPS Unit Servicing Agent shall be subject to the provisions of Section 4.05 herein in the same manner as it would if it were the Evaluator.

            (e) The FTPS Unit Servicing Agent shall be indemnified ratably by the affected Trust and held harmless against any loss or liability accruing to it without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the operations of the Trust, including the costs and expenses (including counsel fees) of defending itself against any claim of liability in the premises, including without limitation any loss, liability or expense incurred in acting pursuant to written directions to the FTPS Unit Servicing Agent given by the Trustee or Depositor from time to time in accordance with the provisions of this Indenture or in undertaking actions from time to time which the FTPS Unit Servicing Agent deems necessary in its discretion to protect the Trust and the rights and interests of the FTPS Unit holders pursuant to the terms of this Indenture.

            (f) The FTPS Unit Servicing Agent shall conduct its operations in a manner that is compatible with the current operational procedures and requirements of the Trustee (including, without limiting the foregoing, the provision and receipt of data in such format and meeting such technical requirements as the Trustee may specify) and shall exercise its best efforts to accommodate any changes in the operational procedures and requirements which the Trustee may make upon prior notice to the FTPS Unit Servicing Agent. The Depositor acknowledges and agrees that the default of the FTPS Unit Servicing Agent in its obligations under this paragraph, or the performance by the FTPS Unit Servicing Agent of its obligations in a manner which shall adversely affect the Trustee's performance of its duties, shall be a sufficient grounds for the Trustee to remove the FTPS Unit Servicing Agent pursuant to Section 3.16(d) and Section 4.05.

            (g) As used in this Section 3.16, "FTPS Unit holder," when referring to the records of the Trustee, shall mean the FTPS Unit Servicing Agent and, when referring to the records to be maintained by the FTPS Unit Servicing Agent, shall mean each owner of a FTPS Unit identified on the records of the FTPS Unit Servicing Agent."

      J. Section 4.01(a) and (b) of the Standard Terms and Conditions of Trust shall be amended to include the FTPS Unit Servicing Agent among the parties who are furnished information concerning the Evaluation of each issue of Securities deposited in the Trust and the Trust Fund Evaluation.

      K. The second sentence of the first paragraph of Section 4.03 shall be replaced with the following:

                 "Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received by First Trust Advisors, L.P. for rendering the services described in this Section
      4.03  and FTP Services LLC for rendering the services described in Section
      3.16 to unit investment trusts of which the Depositor is the sponsor in any calendar year exceed the aggregate cost to FTP Services LLC and First Trust Advisors, L.P. of supplying such services in such year."

      L. Section 4.04 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

                 "Section 4.04. Liability of Evaluator. The Trustee, FTPS Unit Servicing Agent, Depositor and the Unit holders may rely on any Evaluation furnished by First Trust Advisors, L.P., acting in its capacity as Evaluator, and shall have no responsibility for the accuracy thereof. The determinations made by the Evaluator hereunder shall be made in good faith upon the basis of the best information available to it. The Evaluator shall be under no liability to the Trustee, FTPS Unit Servicing Agent, Depositor or the Unit holders for errors in judgment; provided, however, that this provision shall not protect the Evaluator against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

      M. The second sentence of the first paragraph of Section 5.01 shall be amended to delete subsection (ii) of such sentence and replace it in its entirety with the following:


                 "(ii) amounts representing estimated accrued expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Portfolio Supervisor, the FTPS Unit Servicing Agent, the Depositor and its counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of Evaluation,"

      N. Section 6.01(c) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

                 "(c) The Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Indenture or for the due execution hereof by the Depositor, the Portfolio Supervisor, the Evaluator, or the FTPS Unit Servicing Agent, or for the form, character, genuineness, sufficiency, value or validity of any of the Securities (except that the Trustee shall be responsible for the exercise of due care in determining the genuineness of Securities delivered to it pursuant to contracts for the purchase of such Securities) or for or in respect of the validity or sufficiency of the Units or of the Certificates (except for the due execution thereof by the Trustee) or for the due execution thereof by the Depositor, and the Trustee shall in no event assume or incur any liability, duty or obligation to any Unit holder, the FTPS Unit Servicing Agent or the Depositor other than as expressly provided for herein. The Trustee shall not be responsible for or in respect of the validity of any signature by or on behalf of the Depositor, the Portfolio Supervisor, the Evaluator or the FTPS Unit Servicing Agent;"

      O. Section 8.02(b) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

                 "(b) deduct from the Income Account of such Trust or, to the extent that funds are not available in such Account, from the Capital Account of such Trust, and pay accrued and unpaid fees of the Evaluator, the Portfolio Supervisor, the FTPS Unit Servicing Agent, the Depositor and counsel in connection with such Trust, if any;"

      P. Section 8.05 of the Standard Terms and Conditions of Trust shall be amended to add the following paragraph immediately preceding the last paragraph of such section:

                 "Any notice, demand, direction or instruction to be given to the FTPS Unit Servicing Agent shall be in writing and shall be duly given if mailed or delivered to the FTPS Unit Servicing Agent at 120 E. Liberty Drive, Suite 400, Wheaton, IL 60187, or at such other address as shall be specified by the FTPS Unit Servicing Agent to the other parties hereto in writing."

      Q. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the second paragraph in Section 8.02 shall be amended to read as follows:

                 "In the event of any termination of the Trust prior to the Mandatory Termination Date, the Trustee shall proceed to liquidate the Securities then held and make the payments and distributions provided for hereinafter in this Section 8.02, except that in such event, the distribution to each Unit holder shall be made in cash and shall be such Unit holder's pro rata interest in the balance of the principal and income accounts after the deductions herein provided. In the event that the Trust shall terminate on or after the Mandatory Termination Date, the Trustee shall, at least thirty days prior to the Mandatory Termination Date, send a written notice to all Unit holders of record. If such Unit holder owns at least the minimum number of Units of Trust set forth in Part II of the Trust Agreement, such notice shall further indicate that such Unit holder may elect to receive an in-kind distribution of their pro rata share of the Securities, to the extent of whole shares. The Trustee will honor duly executed requests for in-kind distributions received (accompanied by the electing Unit holder's Certificate, if issued) by the close of business ten business days prior to the Mandatory Termination Date. Unit holders who do not effectively request an in-kind distribution shall receive their distribution upon termination in cash. Unit holders shall receive their distribution upon termination in cash."

      R. Section 6.01 shall be amended to add the following as paragraph (n):

                 "(n) The Trustee may act, and may engage any corporation, partnership or other entity affiliated with The Bank of New York Mellon (an "Affiliated Entity") to act, as broker or dealer to execute transactions, including the purchase or sale of any securities currently distributed, underwritten or issued by any Affiliated Entity, and receive, or pay to the Affiliated Entity, as applicable, compensation for such services at standard commission rates, markups or concessions."

      S. Section 3.02 shall be amended to read in its entirety as follows:

                 "Section 3.02 Income Account. The Trustee shall collect the dividends and other cash distributions on the Securities in each Trust which would be treated as dividend (other than capital gain dividends) or interest income under the Internal Revenue Code as such become payable (including all monies which would be so treated representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Obligation for which no Replacement Security has been obtained pursuant to Section 3.12 hereof) and credit such income to a separate account for each Trust to be known as the "Income Account."

            Any non-cash distributions received by a Trust shall be sold to the extent they would be treated as dividend or interest income under the Internal Revenue Code and the proceeds shall be credited to the Income Account. Except as provided in the preceding sentence, non-cash distributions received by a Trust (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by a Trust) shall be dealt with in the manner described in Section 3.11, herein, and shall be retained or disposed of by such Trust according to those provisions and the proceeds thereof shall be credited to the Capital (Principal) Account. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale.

            All other distributions received by a Trust shall be credited to the Capital (Principal) Account."

      T. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the first paragraph of Section 3.05.(II)(a) shall be amended to provide as follows:

                 "On each Distribution Date, the Trustee shall distribute to each Unit holder of record at the close of business on the Record Date immediately preceding such Distribution Date an amount per Unit equal to such Unit holder's Income Distribution (as defined below), plus such Unit holder's pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Obligations and, with respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), monies constituting proceeds of pro-rata sales of Trust assets to effect redemptions, which proceeds shall be retained for payment of redemptions) computed as of the close of business on such Record Date after deduction of any amounts provided in Subsection I, provided, however, that notwithstanding any contrary provisions of paragraph (II)(c) of this Section, the Trustee shall not be required to make a distribution from the Capital Account unless the balance available for distribution is equal to or greater than $1.00 per

      100 Units, except that, notwithstanding any provision of the Standard Terms and Conditions of Trust or this Trust Agreement to the contrary:

            (i) With respect to any Trust which is a widely held fixed investment trust as defined on Treas. Reg. Section 1.671-5(b)(22), the Trustee shall on any Distribution Date distribute the cash available for distribution in the Income and Capital Accounts within the meaning of Treas. Reg. Section 1.671-5(b)(5) if the aggregate amount of such cash available for distribution is equal to or greater than .1% of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. Section 1.671-5(c)(2)(v)(C) and shall be interpreted consistent therewith and with any successor regulations.

            (ii) With respect to any trust which intends to qualify as a regulated investment company, as set forth in the Prospectus for such trust, the Trustee may make such distributions from the Income or Capital Accounts as may be necessary, as determined by the Trust's independent registered public accounting firm, in order to avoid imposition of any income or excise taxes on undistributed income in the Trust. In addition, the Trustee will distribute any funds in the Capital Account in December of each year."

      U. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the ninth paragraph of Section 5.02 of the Standard Terms shall be amended to read in its entirety as follows:

                 "With respect to any Trust which is a widely held fixed investment trust as defined on Treas. Reg. Section 1.671-5(b)(22), for the purpose of funding the Principal Account for payment of the Redemption Value with respect to each tender of a Unit or Units for redemption, the Depositor may direct the trustee to sell and, in the absence of contrary direction from the Depositor, the Trustee may sell, the pro rata amount of each Security allocable to the tendered Units as soon as reasonably practicable following such tender. In determining such pro rata amount, the Trustee may apply the calendar month aggregation method provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(G)(3)(i). If the proceeds of such pro rata sales are insufficient, the Trustee may (i) sell additional Securities as directed by the Sponsor or, in the absence of direction, sell Securities in amounts which are reasonably pro rata as determined by the Trustee or (ii) advance funds required to pay the Redemption Value, provided that the Trustee shall have no obligation to advance funds if the unreimbursed amount advanced to the Trust for this purpose then equals at least $15,000. When directed by the Depositor or determined by the Trustee, but in all events as promptly as reasonably practicable whenever the unreimbursed amount advanced by the Trustee equals or exceeds $15,000, the Trustee shall sell additional Securities in the manner provided in clause (i) of the preceding sentence and shall reimburse itself the amount of the advance, provided that the Trustee's right to reimbursement shall not be affected by any delay in sale or reimbursement. The Trustee's right to reimbursement shall be secured by a lien on the Trust prior to the interest of the Unit holders. The net proceeds of any sale of Securities representing income shall be credited to the Income Account and then disbursed therefrom for payment of expenses and payments to Unit holders as otherwise provided in this Indenture. The balance of such net proceeds shall be credited to the Principal Account. The Depositor and the Trustee shall use their reasonable efforts to conduct pro rata sales of Securities qualifying for exception from tax reporting as described in Treas. Reg.
      Section 1.671-5(c)(2)(iv)(G) and, during the final calendar year of the trust, qualifying for the exception from tax reporting described in Treas. Reg. Section 1.671-5(c)(2)(iv)(F). Notwithstanding the foregoing, neither the Trustee nor the Depositor shall be liable to any person in the event sales proceeds for any calendar year exceed the general de minimis test of Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1) (whether or not due to a failure to sell Securities pro rata) or otherwise require reporting under Treas. Reg. Section 1.671-5."

      V. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.02 of the Standard Terms is amended to read in its entirety as follows:

                 "Section 6.02. Books, Records and Reports. (a) General. The Trustee shall keep proper books of record and account of all the transactions of each Trust under this Indenture at its corporate trust office, including a record of the name and address of, and the Units issued by each Trust and held by, every Unit holder, and such books and records of each Trust shall be open to inspection by any Unit holder of such Trust at all reasonable times during the usual business hours. The Trustee shall make such annual or other reports as may from time to time be required under any applicable state or federal statute or rule or regulations thereunder.

            (b) Audit of trust accounts. Unless the Depositor determines that such an audit is not required, the accounts of the Trust shall be audited not less than annually by independent public accountants designated from time to time by the Depositor and the Trustee and the reports of such accountants shall be furnished upon request to Unit holders. So long as the Depositor is making a secondary market for Units, the Depositor shall bear the cost of such annual audits to the extent such cost exceeds $.50 per 100 Units.

            (c) Costs of updating of registration statement. If provided for in the Prospectus for a Trust, the Trustee shall pay, or reimburse to the Depositor, the expenses related to the updating of the Trust's registration statement, to the extent of legal fees, typesetting fees, electronic filing expenses and regulatory filing fees. Such expenses shall be paid from the Income Account, or to the extent funds are not available in such Account, from the Capital Account, against an invoice or invoices therefor presented to the Trustee by the Depositor. By presenting such invoice or invoices, the Depositor shall be deemed to certify, upon which certification the Trustee is authorized conclusively to rely, that the amounts claimed therein are properly payable pursuant to this paragraph. The Depositor shall provide the Trustee, from time to time as requested, an estimate of the amount of such expenses, which the Trustee shall use for the purpose of estimating the accrual of Trust expenses. The amount paid by the Trust pursuant to this paragraph in each year shall be separately identified in the annual statement provided to Unit holders. The Depositor shall assure that the Prospectus for the Trust contains such disclosure as shall be necessary to permit payment by the Trust of the expenses contemplated by this paragraph under applicable laws and regulations. The provisions of this paragraph shall not limit the authority of the Trustee to pay, or reimburse to the Depositor or others, such other or additional expenses as may be determined to be payable from the Trust as provided in this Section 6.02.

            (d) Tax reporting for grantor trusts. With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg.
      Section 1.671-5(b)(22), the Depositor and the Trustee agree that the Trust meets the requirements of Treas. Reg. Section 1.671-5(f)(1)(i), and the Trustee is authorized:

                  (i) to report in accordance with any of the safe harbor methods described in Treas. Reg. Section 1.671-5(f);

                  (ii) to report sales proceeds, whenever permitted, as provided in Treas. Reg. Section 1.671-5(f)(1)(iv)(B);

                  (iii) to report proceeds of sales and dispositions described in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(ii) as provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(i); and

                  (iv)  to  use  the  measuring  date, as defined in Treas. Reg.
            Section 1.671-5(c)(2)(iv)(D)(1), in lieu of the start-up date, wherever permitted.

            For purposes of Treas. Reg. Section 1.671-5(f)(1)(iv)(A)(2), the date of the last deposit under 2.01(b) prior to the expiration of the initial offering period, as certified to the Trustee by the Depositor, shall be considered the 'start-up date' of the Trust.

            (e) Cost-basis reporting for Unit holders who purchase or hold their Units through the First Trust Advisor Direct system ("Advisor Direct"). The Depositor shall maintain information required for the reporting of the cost basis of Advisor Direct holders (as defined in section 2.03(b)) as may be required from time to time by applicable law (including, without limitation, Section 6045(g) of the Internal Revenue Code of 1986, as amended) and regulations, and the Depositor shall be responsible for the reporting of such information to the Advisor Direct holders, or if reporting by the Depositor is not permitted by applicable law or regulation or if the Depositor and Trustee otherwise agree that the Trustee shall report such information, the Depositor shall provide the Trustee such information as will permit the Trustee to provide required cost-basis information to the Advisor Direct holders and shall provide the information at such times and in such form as the Trustee may reasonably request. The Depositor will be solely responsible for the accuracy of such cost-basis information and the reporting thereof to Advisor Direct holders as provided above. The Trustee may rely conclusively upon the cost-basis information provided by the Depositor with respect to Advisor Direct holders, and shall be indemnified in accordance with Section 6.04 of the Indenture against any loss or liability, including any penalty or other charge imposed by any taxing authority in respect of such cost-basis information or reporting thereof made by the Depositor as provided in this paragraph."

      W. Notwithstanding anything to the contrary in the Standard Terms and Conditions of the Trust, the eighth paragraph of Section 5.02 of the Standard Terms shall be amended to read in its entirety as follows:

                 "Notwithstanding the foregoing provisions of this Section 5.02, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) is hereby irrevocably authorized in its discretion, in the event that the Depositor does not purchase any Units tendered to the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) for redemption, or in the event that a Unit is being tendered by the Depositor for redemption, in lieu of redeeming Units, to sell Units in the over-the-counter market through any broker-dealer of its choice for the account of the tendering Unit holder at prices which will return to the Unit holder an amount in cash, net after deducting brokerage commissions, transfer taxes and other charges, equal to or in excess of the Redemption Value which such Unit holder would otherwise be entitled to receive on redemption pursuant to this Section 5.02. The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) shall pay to the Unit holder the net proceeds of any such sale on the day on which such Unit holder would otherwise be entitled to receive payment of the Redemption Value hereunder."

      X. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(l) shall be replaced in its entirety with the following:

                 "The Trust may include (I) a letter or letters of credit meeting the requirements of Section 2.05 for the purchase of Securities or Contract Obligations issued by the Trustee in its individual capacity for the account of the Depositor or (II) Securities issued by the Trustee, its parent, or affiliates, and the Trustee may otherwise deal with the Depositor and the Trust with the same rights and powers as if it were not the Trustee hereunder; and"

      Y. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.07 shall be amended to add the following immediately after Section 3.07(i):

                 "(j) that as a result of the ownership of the Security, the Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code.

            (k) that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time."

      Z. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, paragraph (e) of Section 6.05 shall be amended by adding the following sentence at the end thereof:

                 "The   Trustee's   and   each   successor  Trustee's  right  to
      indemnification shall survive its resignation or removal."

      AA. All references to The Bank of New York in the Standard Terms and Conditions of Trust shall be replaced with "The Bank of New York Mellon."

      BB. Any notice, demand, direction or instruction to be given to either the Depositor, Portfolio Supervisor or Evaluator shall be in writing and shall be duly given if mailed or delivered to such party at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187, or at such other address as shall be specified by the Depositor, Portfolio Supervisor or Evaluator to the other parties hereto in writing.

      CC. Article IV of the Standard Terms and Conditions of Trust shall be amended to add the following:

                 "Section 4.06. Liability of Portfolio Supervisor. The Portfolio Supervisor shall be under no liability to the Unit holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture or for errors in judgment, but shall be liable only for its own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."


      DD. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the last sentence of Section 3.01 shall be replaced with the following:

                 "As used herein, the Depositor's reimbursable expenses of organizing the Trust shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the costs of a portfolio consultant, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses."


      EE. Section 2.03(b) of the Standard Terms and Conditions of Trust is restated in full as follows:

                 "Notwithstanding any provisions of the Indenture to the contrary, Units shall be held solely in uncertificated form evidenced by appropriate notation in the registration books of the Trustee, and no Unit holder shall be entitled to the issuance of a Certificate evidencing the Units owned by such Unit holder. The only permitted registered holders of Units shall be (i) Depository Trust Company (or its nominee, Cede & Co.),
      (ii) the FTPS Unit Servicing Agent, or (iii) Unit holders who purchase or otherwise hold their Units through Advisor Direct ("Advisor Direct holders"); consequently, individuals who are not Advisor Direct holders or holders of FTPS Units must hold their Units through an entity which is a participant in Depository Trust Company. Except as provided by the preceding provisions of this paragraph, the rights specified in this Indenture of holders of Units evidenced by a Certificate shall apply to holders of Units held in uncertificated form."

      FF. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.13 shall be amended by adding the following sentences at the end thereof:

                 "To the extent permitted by applicable law and regulatory authorization, unpaid portions of the deferred sales charge shall be secured by a lien on the Trust in favor of the Depositor, provided that such lien shall be subordinate to the lien of the Trustee granted by
      Section 6.04 of the Standard Terms and Conditions of Trust. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the trust without regard to such lien."

      GG. For Trusts which make annualized distributions of income, as set forth in the Prospectus for such Trusts, Section 2.01(b)(4), as renumbered hereby, shall be amended to add the following sentence at the end thereof:

                 "If the Cash amount pursuant to the foregoing calculation is negative, the Trustee shall distribute to the Depositor the amount of such deficit, and may advance funds to the Trust for such purpose, such advance to be repaid and secured in the manner provided in Section 3.05(II)(b) as amended herein."

      HH. Section 3.07(h) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

                 "(h) in the case of a Trust which has elected to qualify as a "regulated investment company," that the sale of Securities is necessary or advisable: (i) in order to maintain the qualification of the Trust as such; or (ii) to provide funds to make any distribution from such a Trust for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust;"

      II. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, the first two sentences in the second paragraph of Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

                 "In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee will, at the direction of the Depositor, vote for or against any offer for new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property."

      JJ. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Section 2.01(b)(4) of the Standard Terms and Conditions of Trust shall be deleted in its entirety and
Section 2.01(b)(5) shall be renumbered to "Section 2.01(b)(4)."

      KK. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Section 3.12(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

                 "(a) The New Securities shall be Securities as originally selected for Deposit in that Series of the Trust or securities which the Depositor determines to be similar in character as Securities originally selected for Deposit;"

      LL. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Article III of the Standard Terms and Conditions of Trust shall be amended to include the following section:

                 "Section 3.17. Regulated Investment Company Election. Each Trust elects to be treated and to qualify as a "regulated investment company" as defined in the Internal Revenue Code, and the Trustee is hereby directed to make such elections, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification."

      MM. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Section 8.01(b) shall be amended to remove the following text from such section:

                 "as a grantor trust."

      NN. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, for Trusts which make annualized distributions of income, as set forth in the Prospectus for such Trust, Section

3.05 (II)(b) shall be replaced with the following:

                 "(b) For purposes of this Section 3.05, the Unit holder's Income Distribution shall be equal to such Unit holder's pro rata share of the balance of the Income Account calculated as of the prior Record Date, on the basis of one-twelfth of (i) the annual income of the Trust for the ensuing twelve months estimated by reference to the distributions made on the Securities during the preceding calendar quarter (as adjusted for any information with respect to future dividends received by the Trustee prior to such Record Date) less (ii) the fees and expenses then deductible pursuant to Section 3.05 (I) and (iii) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date, or are otherwise properly attributable to the period to which such Income Distribution relates. The Trustee shall advance out of its own funds and deposit in and credit to the Income Account on each Distribution Date, to the extent that there is not sufficient cash in the Income Account, the additional amount, if any, anticipated by the Trustee to be necessary to make the Income Distribution as specified in the preceding sentence; the Trustee shall be entitled to be reimbursed from the Income Account without interest when funds are available therein from income on any of the Securities, including upon the sale of Securities to meet redemptions, for any and all amounts advanced by it pursuant to this paragraph. The Trustee shall be deemed to be the beneficial owner of the income of the Trust to the extent such income is required to reimburse the Trustee for amounts advanced by it pursuant to this paragraph; amounts payable to the Trustee in respect of such advances shall be secured by a lien on the Trust prior to the interests of Unit holders. In the event any issuer of Securities fails to make an anticipated distribution, or there is a disposition of Securities or other event that reduces the net income which will be received from that estimated by the Trustee, the Trustee shall, on the Record Date next following the Trustee's determination that such event has occurred, reduce the amount of the next following distribution by such amount as will enable the Trustee to recover any advances to the Trust referable to the anticipated receipt of such unrealized income. As determined by the Trust's independent registered public accounting firm, the Trustee shall adjust the December distribution from the Income and Capital Accounts as may be necessary so that the Trust distributions during the calendar year equal an amount necessary to avoid paying any regulated investment company excise tax during such year. The Trustee is authorized to reduce the following January distribution by the amount of any such increase."

      IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon, First Trust Advisors L.P. and FTP Services LLC have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                                        FIRST TRUST PORTFOLIOS L.P.,
                                        Depositor


                                        By      Jason T. Henry
                                                Senior Vice President


                                        THE BANK OF NEW YORK MELLON,
                                        Trustee


                                        By      Joan A. Currie
                                                Managing Director
[SEAL]

ATTEST:

Elisabeth A. Fernandes
Vice President
                                        FIRST TRUST ADVISORS L.P.,
                                        Evaluator


                                        By      Jason T. Henry
                                                Senior Vice President


                                        FIRST TRUST ADVISORS L.P.,
                                                Portfolio Supervisor


                                        By      Jason T. Henry
                                                Senior Vice President


                                        FTP Services LLC,
                                            FTPS Unit Servicing Agent


                                        By      Jason T. Henry
                                                Senior Vice President



                         SCHEDULE A TO TRUST AGREEMENT

                         Securities Initially Deposited
                                    FT 3560


                 (Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)